EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 16, 1999, except for Note 13, which is as of May 7, 1999 relating to the financial statements of Integrated Device Technology, Inc., which appears in Integrated Device Technology's Annual Report on Form 10-K/A for the year ended March 28, 1999.

/s/ PricewaterhouseCoopers LLP
San Jose, California
April 17, 2000